EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Reports Second-Quarter Financial Results

Second-Quarter Sales increase 7.5%

GRAND RAPIDS, MICHIGAN--October 11, 2001 --Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2002 second quarter, which ended September 15, 2001.

Sales for fiscal 2002's 12-week second quarter increased 7.5 percent to $841.1 million from $782.3 million for fiscal 2001's 12-week second quarter. The sales increase was the result of additional sales from the acquisitions of Food Town and Prevo's Family Markets. For the retail grocery segment, same-store sales declined 2.4 percent for the quarter. EBITDA advanced 5.9 percent to $28.6 million from $27.0 million in the second quarter of fiscal 2001. Operating margin declined to 2.1 percent from 2.4 percent in the prior-year period. Fiscal 2002's second-quarter pretax earnings from continuing operations included other gains of $1.5 million compared to $3.2 million last year. Other gains in the second quarter included a $0.7 million real estate gain, compared to real estate gains of $3.2 million last year, and a $0.8 million gain related to the sale of stock in a supplier. Although the company reported a significant difference in second-quarter other gains, it expects other gains for all of fiscal 2002 to be approximately equal to last year. Quarterly net earnings from continuing operations increased 5.1 percent to $9.5 million, or $0.49 per diluted share, from $9.0 million, or $0.55 per diluted share, in the corresponding period of fiscal 2001. Excluding the gain on the sale of stock in a supplier and the net real estate gains, diluted earnings per share for the second quarter were $0.43, unchanged from last year.

"Our overall business fundamentals remain sound," said Spartan's Chairman, President, and Chief Executive Officer, James B. Meyer. "We are pleased with our retail store performance in

Michigan, but Ohio continues to be a challenge. As we anticipated, the competitive pressure that developed in our Ohio market during the first quarter extended into the second quarter. As a result, we have modified our marketing and merchandising programs in that market and will also accelerate our Ohio store-remodeling program. Although the tragic events on September 11 had an adverse effect on sales during the last week of the quarter, we have seen a return to normal sales levels in recent weeks."

Gross margin for the fiscal 2002 second quarter increased to 17.9 percent from 15.6 percent a year ago, largely because of a higher mix of retail sales and more favorable terms on recently negotiated supply contracts. Selling, general and administrative expenses, including depreciation and amortization, rose to 15.8 percent of sales from 13.2 percent last year. This increase was due to the higher costs associated with operating retail stores and an initial shortfall in vendor funding of the grocery distribution marketing program that began late in the first quarter.

Through the first 24 weeks of fiscal 2002, sales increased 11.2 percent to $1.7 billion from $1.5 billion, and net earnings from continuing operations increased 18.8 percent to $15.1 million from $12.7 million last year. Gross margin increased to 17.6 percent from last year's 14.2 percent, and operating margin was unchanged at 2.0 percent. Year-to-date EBITDA advanced 19.9 percent to $54.4 million from $45.3 million for the corresponding period last year. Pretax income from continuing operations increased 9.2 percent to $22.7 million from $20.8 million last year. Fiscal 2002's year-to-date pretax income includes other gains of $0.7 million for real estate and the $0.8 million gain for the sale of stock, compared with other gains of $3.2 million in real estate last year. Excluding the other gains, diluted earnings per share from continuing operations were $0.72 compared to $0.73 last year.

At September 15, 2001, total assets had increased to $819.0 million and shareholders' equity had increased to $230.5 million. The total long-term debt-to-capital ratio decreased to 58.9 percent from 61.2 percent at the end of fiscal 2001.

"Our aggressive retail and distribution business strategy requires an enormous corporate-wide effort, and, although we have made considerable progress, significant opportunities remain before us," stated Mr. Meyer.

"We began to tap that potential late in the first quarter by launching our grocery distribution marketing program. Although we incurred higher than expected start-up costs and had an initial shortfall in vendor funding, the program will further synchronize our retail and distribution operations, providing unprecedented opportunities to reduce product costs and execute more effectively at the retail level. This unique marketing program allows our independent retail operators to participate in product cost savings and stronger retail promotion programs. During the quarter, we realigned key marketing and merchandising personnel to further concentrate buying power and more effectively negotiate supplier contracts. In fact, we successfully negotiated two major supplier contracts at meaningful savings. These lower product costs will also be made available to our participating distribution customers. As we refine the program's operational details, the opportunities and potential benefits will become stronger and more visible. We believe the program holds great promise for all of Spartan Stores' stakeholders.

"Additional growth potential also exists through improved operating performance. We are well underway in rolling out our new point-of-sale system in Ohio and have now implemented it in 44 stores with an additional eight stores being converted each week. We expect the new systems to be fully implemented by early November. A new warehouse information system has been installed in our Toledo facilities and third party billing capability, which will allow us to service new distribution customers from those facilities, will be available in the fourth quarter.

"During the quarter, we initiated three unique community support and customer reward programs that should also contribute to future sales growth. Initial customer response has exceeded our expectations, with over 200,000 customers applying in the first month.

"We recently announced that we will build a new 50,000 square foot store in the greater Grand Rapids area. The store is scheduled to open in the fall of 2002 and will build on the success and momentum we enjoy in our Michigan market. Under the program, we plan to build a minimum of two new stores per year in our existing markets. To advance the initial success of our store décor initiative, we are reviewing options that will allow us to further accelerate that program.

"Lastly, we are very pleased to announce that we have just signed a five-year labor contract with our Grand Rapids warehouse associates and drivers. The contract was approved by an overwhelming majority. Its unprecedented work-rule flexibility will raise and improve overall warehouse productivity and lead to a more efficient distribution operation. In addition, associates will share in the rising healthcare and welfare benefit costs. The contract truly represents a win for all parties by closely aligning the interests of shareholders, managers and associates. The successful negotiation reflects our long-standing history of favorable labor relations and the confidence our associates have in our business strategy.

"Based on our present business outlook, we expect comparable-store sales for fiscal 2002 to show a slight decline of up to one percent. We continue to expect earnings per share to range from $1.46 to $1.52," said Mr. Meyer.

The company also announced that the board of directors authorized the purchase of up to $5 million of the corporation's common stock over the next 12 months. Spartan Stores anticipates that these shares will be purchased by the corporation in a program of open market and privately negotiated purchases, and that they will be reserved for later reissue in connection with the corporation's employee benefit plans, possible acquisitions and other general corporate purposes. As of October 10, 2001, there were 19,761,006 shares of common stock outstanding.

A telephone conference call to discuss the company's second-quarter financial results is scheduled for 4:30 p.m. Eastern time today. A live webcast of this conference call will be available on the company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the company's website for approximately ten days.

Based in Grand Rapids, Michigan, Spartan Stores, Inc. (Nasdaq:SPTN) owns and operates 102 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including: Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The company also distributes private-label and national brand products to more than 350 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, competitive pressures among food retail and distribution companies, changes in the interest rate environment and general economic and market conditions, unanticipated difficulties assimilating and integrating acquisitions, unanticipated difficulties in retail operations, labor shortages or stoppages, and other factors described in the Spartan Stores' Annual Report on Form 10-K and other filings with the SEC. Furthermore, recent events resulting from the terrorist attacks of September 11 create considerable economic and political uncertainties which could have adverse effects on consumer buying behavior, fuel costs, shipping and transportation, product imports and other factors affecting Spartan Stores and the grocery industry generally. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statements.

SPARTAN STORES, INC., AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
	Second Quarter Ended (Unaudited)		Year-to-Date Ended (Unaudited)
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	September 15, 2001	September 09, 2000	September 15, 2001	September 09, 2000

Net sales	$841,124	$782,320	$1,673,632	$1,504,463
Cost of sales	690,562	659,965	1,379,129	1,290,762
Gross profit	150,562	122,355	294,503	213,701

Operating expenses
Selling, general and administrative	121,955	95,344	240,142	168,356
Depreciation and amortization	11,083	8,262	21,723	15,305
Total operating expenses	133,038	103,606	261,865	183,661

Operating income	17,524	18,749	32,638	30,040

Non-operating expense (income)
Interest expense	5,881	7,286	12,593	13,944
Interest income	(740)	(450)	(1,152)	(1,500)
Other gains	(1,502)	(3,211)	(1,520)	(3,216)
Total non-operating expense, net	3,639	3,625	9,921	9,228

Earnings before income taxes & discontinued operations	13,885	15,124	22,717	20,812

Income taxes	4,408	6,104	7,638	8,122

Net earnings from continuing operations	9,477	9,020	15,079	12,690

(Loss) earnings from operations of discontinued insurance segment	(261)	(24)	(260)	51
Net earnings	$9,216	$8,996	$14,819	$12,741

Earnings per share
Basic
Earnings from continuing operations	$0.49	$0.55	$0.78	$0.86
Loss from discontinued operations	(0.01)	0.00	(0.01)	0.00
Net earnings per share	$0.48	$0.55	$0.77	$0.86
Diluted
Earnings from continuing operations	$0.48	$0.55	$0.77	$0.86
Loss from discontinued operations	(0.01)	0.00	(0.01)	0.00
Net earnings per share	$0.47	$0.55	$0.76	$0.86
Weighted average number of shares outstanding:
Basic	19,317	16,304	19,300	14,796
Diluted	19,602	16,307	19,549	14,802

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
	(Unaudited) September 15, 2001	(Audited) March 31, 2001
ASSETS
Current assets
Cash and cash equivalents	$32,004	$26,876
Marketable securities	15,207	21,978
Accounts receivable, net	100,878	87,565
Inventories	191,798	179,589
Other current assets	12,194	12,986

Total current assets	352,081	328,994

Other assets
Goodwill, net	157,806	155,737
Other	32,234	36,139

Total other assets	190,040	191,876

Property and equipment, net	276,837	285,988

Total assets	$818,958	$806,858

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$124,596	$121,406
Accrued payroll and benefits	30,617	36,647
Insurance reserves	21,873	20,838
Other accrued expenses	46,146	32,004
Current maturities of long-term debt	33,532	38,478
Total current liabilities	256,764	249,373

Deferred taxes on income	9,248	13,840

Other long-term liabilities	25,408	18,600

Long-term debt	296,999	306,632

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; outstanding 19,318 shares, and 19,262, respectively	110,593	109,868
Preferred stock, non-voting, no par value; 10,000 authorized; no shares issued or outstanding	----	---
Accumulated other comprehensive income	(3,418)	---
Retained earnings	123,364	108,545

Total shareholders' equity	230,539	218,413

Total liabilities and shareholders' equity	$818,958	$806,858